SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2004

XTO ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10662	75-2347769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Houston Street, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 870-2800

(Registrant’s telephone number, including area code)

Item 5. Other Events.

New Director

On February 19, 2004, XTO Energy Inc. announced that it appointed Phillip R. Kevil to serve as a Director. Mr. Kevil was Vice President of Taxation at Cross Timbers Oil Company until his retirement in 1997. Prior to that, Mr. Kevil, a Certified Public Accountant, was employed by Southland Royalty Company and Arthur Andersen & Co.

Acquisitions

On February 23, 2004, XTO Energy Inc. issued a news release to announce that the Company entered into definitive agreements with multiple parties to acquire producing properties located primarily in the Barnett Shale of North Texas and in the Arkoma Basin for $200 million. The Company’s internal engineers estimate proved reserves to be about 154 billion cubic feet of gas equivalent, of which approximately 52% are proved developed. The acquisitions will initially add about 25 million cubic feet of natural gas equivalent per day to the Company’s production base. About 99% of the acquired production is attributable to natural gas. Development costs for the proved undeveloped reserves are estimated at $0.64 per thousand cubic feet. The Company plans to allocate $20 million in additional development funds to the new properties, bringing 2004 development expenditures to $520 million. XTO will operate more than 88% of the value of these producing properties.

The majority of these acquisitions are scheduled to close on or before April 15, 2004. The final closing price for each transaction is subject to typical closing and post-closing adjustments. Funding will be provided through the combination of existing credit facilities and cash flow.

Copies of the news releases are filed as Exhibits 99.1 and 99.2.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed as part of this Current Report of Form 8-K:

Exhibit Number and Description

99.1	News Release dated February 19, 2004

99.2	News Release dated February 23, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: February 24, 2003	By:	/s/ BENNIE G. KNIFFEN

Bennie G. Kniffen Senior Vice President and Controller